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                         PETROLEUM SERVICES SUBCONTRACT


                                    BETWEEN:


                       CXY NIGERIA OILFIELD SERVICES LTD.


                                      -AND-


                      ATLAS PETROLEUM INTERNATIONAL LIMITED
                         SUMMIT OIL & GAS WORLDWIDE LTD.


                             DATED: January 14, 1996









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                         PETROLEUM SERVICES SUBCONTRACT

                  THIS AGREEMENT DATED AS OF JANUARY 14, 1996.

BETWEEN:

                  CXY NIGERIA OILFIELD SERVICES LTD., a body corporate incorporated under the laws of Barbados and having an office in the City of Christ Church, Barbados (hereinafter called "Contractor") wholly owned by Canadian Occidental Petroleum LTD.

AND:

                  ATLAS PETROLEUM INTERNATIONAL LIMITED, (also known as Atlas Petroleum International Nigeria Ltd.), a body corporate incorporated under the laws of the Federal Republic of Nigeria, and having an office in the City of Lagos, Nigeria (hereinafter called "Atlas")

                                      -and-

                  SUMMIT OIL & GAS WORLDWIDE LTD, a body corporate incorporated under the laws of the Bahamas, and having an office in the City of Nassau, Bahamas (hereinafter called "Summit") wholly owned by Profco Resources Ltd.

         WHEREAS Atlas was awarded an Oil Prospecting License dated July 27, 1993 covering Block 75 in the Federal Republic of Nigeria (the "CONCESSION")

         AND WHEREAS Atlas by a certain Joint Operating Agreement (JOA) dated 1st August 1995 between Atlas and Summit assigned to Summit (30%) thirty percent interest in the Concession subject to duties and obligations undertaken by Summit in Article 6 of the said Joint Operating Agreement;

         AND WHEREAS this assignment was approved by the Hon. Minister of Petroleum Resources in July, 1994;

         AND WHEREAS Atlas became the Operator and Summit the Technical Advisor under the said Joint Operating Agreement;

         AND WHEREAS Summit introduced the Contractor to carry out on its behalf and by implication on behalf of the operator certain petroleum services upon and with respect to the Concession as more specifically set forth herein;

         AND WHEREAS the Contractor has offered to assist Atlas and Summit in the conduct of activities under the Concession by performing the petroleum services set forth and described herein;

         AND WHEREAS Atlas and Summit wish to retain Contractor to perform petroleum services upon and with respect to the Concession as more specifically set forth herein;

         AND WHEREAS the Contractor has agreed with Atlas and Summit to carry out such services for and on behalf of Atlas and Summit;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants herein contained, including the recitals hereto, the Parties hereby each agree as follows:


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1.        INTERPRETATION AND CONDITION PRECEDENTS

         (A)      DEFINITIONS

                  As used in this Agreement, in addition to terms elsewhere herein and unless the context otherwise requires:

                  (i) "ADDITIONAL PROGRAMS" means the activities contemplated in Article 17 hereof.

                  (ii) "AFFILIATE" means in relation to any Party, any entity which directly or indirectly controls or is controlled by that Party or is controlled directly or indirectly by an entity which directly or indirectly controls that Party. For the purposes of this definition:

                           (A) A company is directly controlled by another company or companies if the latter's shareholding carries fifty percent (50%) or more of the votes exercisable at a general meeting (or its equivalent) of the first mentioned company;

                           (B) A company is indirectly controlled by another company or companies (hereinafter called the "parent company or companies), if the companies particular company, are so related that each company or companies is directly controlled by one or more of the companies earlier in the series.

                  (iii)    "AFE" means Authorization for Expenditure.

                  (iv) "AGREEMENT" means this Agreement, including all schedules and all amendments hereto and "HERETO", "HEREUNDER", "HEREOF" and similar expressions mean and refer to this Agreement and not to any particular Article or Clause hereof.

                  (v) "BUDGET" means estimates of investments and expenditures prepared by contractor pursuant to this Agreement for a specified period of time for an item on the entirety of a work program and shall include, as the context requires, preliminary, proposed or finally adopted versions thereof, and any revisions or supplements thereto.

                  (vi) "CAPITAL COST" shall have the meaning attributed thereto in Schedule C.

                  (vii) "COMMERCIAL DISCOVERY" means an accumulation of Petroleum in such quantities that the production rates, reservoir performance and recoverable reserves are sufficient to justify commercial development.

                  (viii) "CONCESSION" means Federal Republic of Nigeria Oil Prospecting License No.75 dated July 27, 1993 and issued to Atlas Petroleum International (Nigeria) Limited, a copy of which is attached as Schedule "A" and for the purposes hereof shall include any Oil Mining License derived therefrom.

                  (ix) "CONTRACT AREA" means the Ejulebe Field Area and the Exploration Blocks to be identified in accordance with Schedule "H" hereof, as the same may be amended from time in accordance with the terms hereof.

                  (x) "DEVELOPMENT PLAN" means a scheduled program and cost estimate specifying the activities to be conducted to develop a Discovery, including, without limitation drilling of Appraisal and Development Wells, the engineering, building, erecting and installation of production platforms and pipelines and such other activities and services required or for the better conduct of the Services hereunder and the production, transportation and disposition of Petroleum from the Contract Area, and shall include, as the context requires, preliminary , proposed or finally adopted versions thereof and any revisions or supplements thereto.

                  (xi) "DPR" means the Department of Petroleum Resources, Federal Republic of Nigeria.


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                  (xii)    "DISCOVERY" means the finding of a previously unknown
                           or unproven underground accumulation of Petroleum.

                  (xiii)   "DOLLAR" or "$" means United States of America
                           Dollars

                  (xiv) "EFFECTIVE DATE" means the date of approval of this Agreement by the board of directors of Contractor, Atlas and Summit, which shall occur on or before January 31, 1996.

                  (xv) "EJULEBE FIELD AREA" means the area set forth and described in Schedule "B".

                  (xvi) "EXPLORATION BLOCKS" shall have the meaning attributed to it in Schedule "H".

                  (xvii) "EXPLORATION PROGRAM" means that portion of the Services set forth and described in Schedule "H".

                  (xviii) "FACILITIES" means the Contractor's offices and all improvements fixtures, machinery, materials and supplies and any other article of personal property of any kind or character whatsoever to be provided hereunder for the conduct of the Services and the costs of which are included in either Capital Costs or Operating Costs hereunder.

                  (xix) "GOVERNMENT" means any federal, provincial, state or local government or administrative or regulatory body or its agencies and instrumentalities having jurisdiction over any aspect of the Services.

                  (xx) "GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT" shall mean that omission or misconduct which is intentionally done or that entire want of care which would raise the belief that the act or omission complained of was the result of conscious indifference to the rights or welfare of those who are or may be affected by it.

                  (xxi) "NIGERIAN ROYALTY" means the royalty payable by Atlas and Summit to the Government of the Federal Republic of Nigeria in accordance with the PETROLEUM (DRILLING AND PRODUCTION) REGULATIONS 1969 and any successor legislation.

                  (xxii) "OPERATING COMMITTEE" means, at any time, the committee established pursuant to Article 7 of this Agreement.

                  (xxiii) "OPERATING COSTS" shall have the meaning attributed thereto in Schedule "C".

                  (xxiv) "PARTY" or "PARTIES" means initially the Contractor and Atlas and Summit and/or their respective successors and permitted assigns.

                  (xxv) "PERSONNEL" means the personnel to be provided by the Contractor to conduct the Services hereunder.

                  (xxvi) "PETROLEUM" means petroleum, natural gas and related hydrocarbons and all substances associated therewith or any of them insofar as the rights to the same are granted by the Concession.

                  (xxvii) "SERVICE FEE" means the moneys payable to the Contractor hereunder as set forth in Schedule "C"

                  (xxviii) "SERVICES" means the services to be carried out
                           hereunder as described in Schedule "D", as the same may be amended from time to time by mutual agreement.

                  (xxix) "WORK PROGRAM" means a statement/program itemizing the Services to be conducted in the Contract Area, and elsewhere including those Services required to implement the Exploration Program and each Development Plan or a portion thereof pursuant to this Agreement during any year or part thereof and shall include, as the context requires, preliminary, proposed or finally adopted versions thereof, and any revisions or supplements thereto.


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         (b)      CURRENCY

                  Unless specifically stated otherwise, all references in this Agreement to dollars are expressed in the currency of the United States of America.

         (c)      HEADINGS

                  All headings to the Articles and Clauses of this Agreement are inserted for convenience of reference only and shall not affect construction or interpretation of this Agreement.

         (d)      GOVERNING LAW

                  THIS AGREEMENT TO BE PERFORMED IN THE FEDERAL REPUBLIC OF NIGERIA, AND THE SUBSTANTIVE LAWS OF THE FEDERAL REPUBLIC OF NIGERIA SHALL APPLY TO THE CONDUCT OF THE SERVICES HEREUNDER. In the event a disagreement arises as to the meaning of any provision or whether any such provision is valid, then the Parties, in the spirit of goodwill and recognizing that both Nigeria and Canadian law have their respective origins in English law, agree that reference shall be to the laws of England to resolve such dispute.

         (e)      SUCCESSORS IN INTEREST

                  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

         (f)      EXPANDED MEANINGS

                  In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

                  (i) the singular shall include the plural and the plural shall include the singular;

                  (ii) a reference to a gender shall include the feminine, masculine, body corporate and body politic;

                  (iii) a reference to any statute shall be deemed to extend to and include any amendment or re-enactment of such statute and all regulations passed pursuant thereto; and

                  (iv) "day" means a calendar day and "year" means a calendar year.

         (g)      SCHEDULES

                  Attached to and forming part of this Agreement are the following Schedules:

                  Schedule "A" - Concession
                  Schedule "B" - Ejulebe Field Area
                  Schedule "C" - Service Fee
                  Schedule "D" - Description of Services
                  Schedule "E" - Material Contracts
                  Schedule "F" - Brokerage Agreement
                  Schedule "G" - Accounting Procedure
                  Schedule "H" - Exploration Program
                  Schedule "I" - Ejulebe Past Cost Agreement

         (h)      CONFLICT


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                  In the event of a conflict between the body of this Agreement and any Schedule, the body of this Agreement shall prevail. In the event of a conflict between Schedules "C", "F", and "G", the following priority shall prevail:

Schedule "C"
Schedule "G"
Schedule "F"


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2.       REPRESENTATIONS AND WARRANTIES

         (a)      CONTRACTOR'S REPRESENTATIONS AND WARRANTIES

                  The Contractor hereby represents and warrants to and with Atlas and Summit and acknowledges that Atlas and Summit are relying on such representations and warranties that:

                  (i) it has been duly incorporated and organized and is now a validly subsisting corporation under the laws of its jurisdiction of incorporation;

                  (ii) CXY has the capacity and is, or will be, duly qualified to carry on business within the Federal Republic of Nigeria;

                  (iii) it has full power, authority and capacity to enter into and to carry out its obligations under this Agreement;

                  (iv) it has the experience and technical expertise, Facilities and Personnel to perform the Services in accordance with the terms and conditions of this Agreement;

                  (v) the Facilities will each be fit for the particular use for which it is intended and meet all applicable Government and industry standards;

                  (vi) all Personnel will be, by industry standards, qualified, efficient and experienced in their respective capacities;

                  (vii) it has complied with the applicable laws of Canada and the applicable laws of those other jurisdictions applicable to it since its incorporation; and

                  (viii) in discharging its obligations hereunder, it will propose Development Plans, Work Programs, Budget and AFE'S to Atlas and Summit so as to provide for the reasonable evaluation of the Petroleum potential of the Contract Area and, in the event of development, the prudent exploration of such Petroleum considering such factors as economics, reservoir size, Petroleum quality, development costs and such other matters as the Contractor and Atlas and Summit consider necessary.

         (b)      ATLAS AND SUMMIT REPRESENTATIONS AND WARRANTIES

                  Each of Atlas and Summit jointly and severally represents and warrants to the Contractor and acknowledges that the Contractor is relying on such representations and warranties that, as of the first date written above:

                  (i) it has been duly incorporated and organised and is now a validly subsisting corporation under the laws of its jurisdiction of incorporation;

                  (ii) it has the capacity and is, or will be, duly qualified to carry on business within the Federal Republic of Nigeria;

                  (iii) it has full power, authority and capacity to enter into and to carry out its obligations under this Agreement;

                  (iv) it has not, at any time, been in default in the due and punctual observance and performance of its obligations under the Concession and to the best of its knowledge and belief, the Concession is in full force and effect;

                  (v) to the best of its knowledge and belief, there are no actions, suits or other proceedings pending or threatened against Atlas or Summit in any court or in any administrative or other tribunal which in any way might call into question or challenge the right, title and interest of Atlas and Summit in the Concession;


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                  (vi)     it has complied with the applicable laws of the
                           Federal Republic of Nigeria and the applicable laws of those other jurisdictions applicable to it, in conducting operations under and acquiring its interest in the Concession;

                  (vii) there are no mortgages, pledges, liens, charges or other encumbrances registered or existing against or relating to the Concession or the geographical area encompassed therein, save and except for the royalty obligation payable in accordance with the PETROLEUM (DRILLING AND PRODUCTION) REGULATIONS 1969, Federal Republic of Nigeria;

                  (viii) to the best of its knowledge and belief, no action has been taken by the DPR or any other ministry or authority to cancel or forfeit the Concession, the Ministry of Petroleum and Mineral Resources of the Federal Republic of Nigeria has not given any notice of its intention to take such action (other than circumstances which should result from the failure to satisfy the obligations under the Concession), and it is not aware of any facts or circumstances which would result or would reasonably be expected to result in any such action by the Ministry of Petroleum and Mineral Resources of the Federal Republic of Nigeria;

                  (ix) Schedule "E" hereto is a complete list of all material agreements applicable to the Concession;

                  (x) it has made available to Contractor all material geological, geophysical, drilling, well production, engineering, field and development data and all other information obtained by it relating to the Concession and operations conducted thereon and such data and information consists of true and correct copies of all material information possessed by it; and

                  (xi) the copy of the concession attached hereto as Schedule "A" is a true copy of the Concession and there are no amendments, or other documents that impose any special terms and conditions except as attached thereto.

3.       SERVICES

         (a)      PURPOSE OF THIS AGREEMENT

                  The Parties hereto agree and acknowledge that the purpose of this Agreement is to appoint Contractor as the exclusive entity to conduct the Services for the exploration, development and production of Petroleum from the Contract Area. Subject to the terms of this Agreement, during the term hereof, Atlas as Operator and Summit as Technical Advisor shall conduct all operations in the Contract Area by and through the Contractor.

                  This Agreement is acknowledged to be an arrangement whereby the Services are provided with respect to the Contract Area by the Contractor as the exclusive contractor of Atlas and Summit. The Parties recognize that this Agreement does not grant or award ownership rights over Petroleum "IN SITU" in the Contract Area, or at any time after production, but related to the provision of the Services, the manner in which such Services are to be conducted and the payment of the Service Fee in respect thereof. Consistent therewith, the Parties acknowledge that:

                  (i) prior to the date of this Agreement, several wells have been drilled and temporarily abandoned outside of the boundaries of the Concession which have indicated the existence of commercially productive reserves in reservoirs that may in part extend into the Concession (the "Outside Reservoirs"); and (ii) Atlas and Summit shall be entitled to enter into pooling, unitization or other development arrangements with respect to the Outside Reservoirs and receive all benefits relating to the Outside Reservoirs without any consent, approval or participation by the Contractor. Atlas and Summit will notify Contractor of any action taken by Atlas and Summit with respect to the Outside Reservoirs.

         The only compensation payable to the Contractor hereunder for its conduct of the Services shall be the payment of the Service Fee and no title to Petroleum produced, saved and marketed from the Contract Area shall pass to or vest in the Contractor.


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                  Nothing in this Agreement will alter Atlas' position as sole operator of the Concession

         (b)      CONDUCT OF SERVICES

                  (i) Contractor shall perform the Services in a lawful, efficient and workmanlike manner and in accordance with this Agreement and prevailing industry standards. Contractor shall be bound by all applicable Government laws, orders, decrees, ordinances, rules, requirements and regulations.

                  (ii) Contractor shall provide Atlas and Summit with at least the same standard of service customarily provided by reputable contractors in the international petroleum industry.

                  (iii) Contractor shall be fully responsible for any activities comprising the Services performed by its agents, subcontractors or assignees and persons either directly or indirectly employed by them to the same extent as if it had performed such activities.

                  (iv) With the assistance of Atlas and Summit, Contractor shall acquire for the benefit of Atlas and Summit such Facilities, materials and rights (including all permits, consents and approvals) as may be required for the conduct of the Services.

                  (v) The representatives of Atlas and Summit shall have access to areas in which activities are being conducted with the right to observe any and all Services being conducted. Contractor shall provide transportation and accommodations but sole risk therefore shall be borne by Atlas or Summit as the case may be.

                           In addition to the data, information and reports to be furnished by contractor under Clause 3(b)(ix) Atlas and Summit, through their representatives, employees or agents duly authorized in writing for such purposed, shall be FREE to examine and have copies made on request of any and all data and information including but not limited to books, records, programs, cores, samples, logs and surveys concerning the Services; or upon request in writing by either Atlas or Summit, Contractor will make or cause to be made such copies (but no to the extent that an unreasonable burden shall thereby be places on Contractor) and shall furnish such copies to either Atlas or Summit so requesting them.

                  (vi) Contractor shall freely and regularly consult with Atlas and Summit concerning the conduct of the Services and keep them currently advised of all developments arising in connection therewith.

                  (vii) Contractor shall in consultation with Atlas and Summit, select all sub-contractors to be used in the conduct of the Services in accordance with the provisions of clause 18(g). In this regard Contractor shall maintain a system of competitive bidding for contracts for services requiring expenditures in excess of Two Hundred and Fifty Thousand Dollars ($250,000). Where bids are required, each party and its Affiliates shall have the right to submit a competitive bid, but shall not have any specific preference of award by virtue or being a Party. Contractor shall not award any contract which will, in Contractor's reasonable opinion, require expenditures in excess of:

                           (A) Five Hundred Thousand Dollars ($500,000) for Exploration Operation and Appraisal Operations (as defined in Schedule "D"); and

                           (B) One Million Dollars ($1,000,000) for Development Operations; without the prior written approval of the Operating Committee. Notwithstanding any provision herein, all contracts awarded to Affiliates of Contractor shall require prior written approval of the Operating Committee.

                                    Where payment to sub-contractors for work is based on reimbursable time and/or materials. Contractor shall ensure that the applicable contract or order provides for the right to audit sub contractors' records.


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                           If the sub-contractor is an Affiliate of the
                           Contractor, the audit rights shall extend to Atlas and Summit.

                           Contractor shall maintain all bid files for a period of not less than two (2) years following the end of the calendar year in which the bids were received. Such bid files shall be made available to Atlas and Summit, their authorized representatives, employees and agents.

                           Contractor shall provide a copy of any executed contract upon the request of either Atlas or Summit.

                  (viii) Contractor shall use best efforts to keep the Facilities and Concession assets free from liens, charges and encumbrances arising out of Contractor's conduct of the Services. Contractor shall promptly notify Atlas and Summit of any such liens, charges or encumbrances and take all reasonable steps to discharge same as expeditiously as possible.

                  I(ix) Contractor shall keep true and proper books, accounts and records of the Services conducted and shall be entitled to retain originals of same at a location in the Federal Republic of Nigeria. Contractor shall furnish to Atlas and Summit copies of the following data, information, and reports as they are currently produced or compiled and in such format as created in connection with the Services performed hereunder (together with such other material concerning the Services as Atlas and Summit may request from time to time):

                           (A)      Copies of all well logs;

                           (B)      Copies of daily progress drilling reports;

                           (C) Copies of all drill stem tests (including raw data) and core analysis reports;

                           (D) Copies of the plugging record in the event that any well is completed as a dry hole or is otherwise abandoned;

                           (E) Copies of the final geological record and the time drilling reports on all wells;

                           (F) Copies of all seismic data and reports and all geological and geophysical reports and maps relating to work performed by the Contractor and its sub-contractors;

                           (G)      Field and well performance data;

                           (H) A progress and operations report not less than once each quarter;

                           (I) Reports of contract letting and construction projects;

                           (J)      Copies of all engineering studies and
                                    reports;

                           (K) All reports required to be delivered to the Government of the Federal Republic of Nigeria or any agency, department or ministry thereof;

                           (L) Copies of all software used in conducting the Services, excluding any proprietary software and software licensed to Contractor by non-Affiliated third parties.

                           (M) Upon the request of Atlas or Summit, cuttings, cores and samples. Until such request Contractor shall store all such material.

                  (c)      RIGHTS AND OBLIGATIONS OF THE CONTRACTOR


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                  In addition to all other rights and obligations of the
                  Contractor set forth elsewhere in this Agreement, the Contractor shall specifically have the following rights and obligations:

                  (i) to incur all costs which are necessary and proper for the conduct of the Services in accordance with the terms and obligations of this Agreement including the purchase, lease, and import into the Federal Republic of Nigeria of all Facilities required to be purchased or leased for the conduct of the Services hereunder;

                  (ii) to prepare and submit Development Plans to Atlas and Summit and Work Programs to the Operating Committee to implement Work Programs approved by the Operating Committee by appropriate scientific methods;

                  (iii) to maintain in the Federal Republic of Nigeria or elsewhere as approved by the Operating Committee full original records of all Services conducted under this Agreement;

                  (iv) to keep the accounts for the Services conducted hereunder in U.S. dollars, in the English Language and in such a manner as to present a fair, clear and accurate record of the costs, expenses and liabilities incurred in the conduct of such Services;

                  (v) to use, as required, a portion of such Petroleum produced from the Contract Area for drilling, pumping, re-injection or fuel in the conduct of the Services as contemplated in the PETROLEUM (DRILLING AND PRODUCTION) REGULATIONS 1969;

                  (vi) the right of ingress to and egress from the Contract Area and to and from all Facilities associated with the conduct of the Services whenever located at all times;

                  (vii) subject to the provisions of Clause 14(e) and clause 14(f), to retain control of all Contractors property (including the Facilities) and all leased property brought into the Federal Republic of Nigeria;

                  (viii) to accept by assignment all of the material contracts set forth and described in Schedule "E" hereto.

         (d)      TRAINING OBLIGATION

                  As part of the Services hereunder, the Contractor shall assist in the discharge of the training obligations of Atlas and Summit under the PETROLEUM (DRILLING AND PRODUCTION) REGULATIONS 1969 and any successor legislation, including the preparation of a detailed program for the recruitment and training of Nigerian nationals under Section 26(1) of the aforesaid Regulations.

                  Such assistance shall include the training of Atlas personnel in the use of technology used in the conduct of the Services. All equipment and materials required for training shall be supplied by the Contractor.

         (e)      CONTRACTOR'S INDEMNITY FOR TAX

                  Contractor shall indemnify and save harmless Atlas and Summit and their respective Affiliates, directors, officers, employees and agents from and against any and all claims, expenses, costs, losses or damages, of any nature whatsoever arising out of the obligations of the Contractor to pay and discharge its tax liability in the Federal Republic of Nigeria and elsewhere, including its liability under the COMPANIES INCOME TAX ACT, Federal Republic of Nigeria.

4. FACILITIES

         (a)      PROVISION OF FACILITIES

                  Thc Contractor shall provide, at its cost and expense, all of the Facilities necessary or desirable to conduct the Services. Subject to the provisions of Clause 14(e) and Clause 14(f), all facilities including all materials, equipment, machinery article and supplies purchased by Contractor for use in the conduct of the services shall remain the property of the Contractor throughout the term of this Agreement and


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                  thereafter. To the extent practicable, Contractor shall
                  endeavour to give preference to the utilization of materials and services available in the Federal Republic of Nigeria, provided such materials and/or services meet the requisite specifications, quality, availability and standards and the cost for such materials and/or services does not exceed those available in the international market by more than ten (10%) percent.

(b)      STATE OF FACILITIES

         All of the Facilities shall:

         (i) be of a quality acceptable for use by a reasonably prudent company conducting international petroleum activities;

         (ii)     be fit for the respective purpose intended; and,

         (iii) subject to the provisions hereof, at all times be subject to Atlas and Summit examination testing and inspection; provided that nothing herein shall be construed so as to expose the Contractor to any greater liability or responsibility than that available against the manufacturer or supplier of such Facilities.

                  Contractor shall take all reasonable steps to ensure that all of the Facilities are in good repair and proper working order prior to use in the conduct of the Services.

(c)      MAINTENANCE OF FACILITIES

         Subject to the provisions of Clause 14(e) and Clause 14(f), the Contractor shall operate the Facilities and maintain the Facilities in good repair and proper order and shall provide all fuel, oil, grease and consumables necessary during the term of this Agreement.

(e)      REPLACEMENT OF FACILITIES

         If any of the Facilities are damaged or lost, Contractor shall repair or replace such Facilities by substituting equipment of comparable standard.

(f)      SPARE PARTS AND OPERATING SUPPLIES

         Contractor shall maintain an adequate supply of spare parts and operating supplies. Such parts and supplies shall be included in the definition of Facilities hereunder. Contractor shall be responsible for ordering and obtaining, in a timely manner, all replacements and stock replenishments so as to ensure that there will be a minimum of delays and a security of supply.

(g)      PERMITS FOR FACILITIES

         Atlas shall in a timely manner and with the assistance of Contractor and Summit, obtain and maintain all Government permits, approvals and authorizations necessary or desirable for the conduct of the Services, including all Government permits, approvals and authorizations necessary or desirable to import the Facilities into, and export the Facilities out of the Federal Republic or Nigeria and to move and operate thc Facilities within the Federal Republic of Nigeria.

(h)      MOBILIZATION AND DEMOBILIZATION

         Contractor shall be responsible for the mobilization and, subject to the provisions of Clause 14(e), and Clause 14(f), demobilization of the Facilities to and from and within the Federal Republic of Nigeria.


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5. PERSONNEL

(a) PROVISION OF PERSONNEL

(i) The Contractor shall provide all of the Personnel necessary to carry out the Services.

(ii) The Contractor shall be responsible for the control and direction of the Personnel.

(iii) Contractor shall determine the selection of the Personnel, the hours of work and the compensation to be paid in respect thereof, provided that the remuneration paid are competitive with those paid for personnel of similar education, training and experience in the international petroleum industry.

(b) STATE OF PERSONNEL

The Contractor shall ensure that all of the Personnel are duly qualified, experienced and efficient in their respective capacities.

(c) REPLACEMENT OF PERSONNEL

Upon discovery by Contractor or notice from the Operating Committee complaining of and establishing a case of substandard performance, illness, professional inadequacy, serious misconduct, or non-compliance with discipline or safety regulations by any of the Personnel, Contractor shall replace such Personnel as soon as reasonably possible.

(d) PAYMENTS REGARDING PERSONNEL

The Contractor shall make all payments with regard to the Personnel, in accordance with the accounting procedures attached hereto as Schedule "G".

(e) RECORDS AND FILINGS REGARDING THE PERSONNEL

(i) the contractor shall maintain all records required under all applicable laws with regard to the Personnel.

(ii) The Contractor shall make, in a timely manner, all filings with all appropriate Government authorities regarding the Personnel.

(f) PERMITS FOR PERSONNEL

Contractor, with the assistance of Atlas and Summit, shall obtain and maintain all Government permits, approvals and authorizations necessary or desirable for the entry, exit and movement of the Personnel to, from and within the Federal Republic of Nigeria.

6. ASSISTANCE AND INDEMNITY OF ATLAS AND SUMMIT

(a)      OBLIGATIONS OF ATLAS AND SUMMIT

In addition to all other obligations set forth elsewhere in this Agreement, Atlas and Summit covenant and agree that they shall specifically provide the Contractor with the following assistance:

(i) to do all things reasonably necessary to ensure that the Contractor has all the rights set forth herein throughout the term hereof;

(ii) to furnish to Contractor, as and when requested by Contractor, copies of all geological. geophysical, drilling, well production, engineering and other information (including, but not limited to, well location maps) held by Atlas and Summit or reasonably obtainable by Atlas and Summit from any other agency or enterprise of the Government of the Federal Republic of Nigeria relating to the Contract Area or areas adjacent to the Contract Area which are available to Atlas and Summit;


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(iii) use reasonable efforts to otherwise assist and expedite the conduct of all Work Programs by providing assistance to the Contractor, its sub-contractors and their respective employees and representatives, including without limitation, assistance in the acquisition of all necessary visas, work permits, drivers licenses, security protection and rights of way and easements as may be requested by the Contractor;

(iv) use reasonable efforts to assist and expedite customs clearance arrangements and procedures;

(v) use reasonable efforts to assist in obtaining such military and Government consents as may be necessary for the utilization of aircraft (including helicopters) and. communication facilities in the conduct of the Services hereunder; and,

(vi) use reasonable efforts to obtain all necessary Government consents, approvals and permits for the conduct of the Services hereunder;

(b) INDEMNITY

Each of Atlas and Summit shall, jointly and severally, indemnify and hold harmless the Contractor, its Affiliates and their respective directors, officers, employees and agents from and against any and all claims, expenses, costs, losses or damages, of any nature whatsoever arising out of:

(i) Atlas and/or Summit conduct of operations on the Concession prior to the Effective Date;

(ii) The obligations of Atlas and Summit to pay and discharge their respective tax and royalty liabilities in the Federal Republic of Nigeria and elsewhere as a result of the production of Petroleum attributable to Atlas and Summit from the Concession and sale or other disposition thereof, including tax of Atlas and Summit under the Petroleum Profits Tax Act, Federal Republic of Nigeria; and

(iii) contracts entered into by Atlas and Summit which have not been assigned to Contractor and, with respect to contracts assigned to the Contractor, any claims, expenses, costs, losses or damages attributable to operations conducted prior to the Effective Date.

(c) COVENANTS

Atlas and Summit, jointly and severally, covenant that they will:

(i) maintain the Concession in full force and effect throughout the term hereof. Without limiting the generality of the above, Atlas and Summit shall not amend, surrender or terminate the Concession or surrender any or all of the Contract Area without the prior agreement of the Contractor;

(ii) have title to all Petroleum produced from the Contract Area (subject to the right of the Government of the Federal Republic of Nigeria to participate in the Concession and to take its royalty in kind) and be responsible for the payment of all royalties and taxes related to such production, including the Nigerian Royalty and the taxes payable under Petroleum Profits Tax, Federal Republic of Nigeria.

7. OPERATING COMMITTEE

(a) OPERATING COMMITTEE AND REPRESENTATIVES

Atlas and Summit hereby establish an Operating Committee to provide supervision and direction of Contractor's conduct of the Services. Each of Atlas and Summit shall designate one (1) representative and one (1) alternate representative (who shall vote only in the absence or disability of the representative) and after payout, Atlas shall designate an additional representative to the Operating Committee. Atlas and Summit shall inform Contractor and each other, in writing, of the names of the representative and alternate designated by it, who shall be authorized by Atlas and


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Summit to communicate decisions of Atlas and Summit and bind them with respect to matters properly coming before and within the powers of the Operating Committee. Reference to all action by either Atlas or Summit shall be construed as applying to the action taken by or directed to its representative, or the alternate representative acting in lieu of the representative. Reference to an action by Atlas and Summit shall be construed as action taken by or directed to the Operating Committee.

(b) SUBSTITUTION AND ALTERNATIVE VOTING PROCEDURES

Atlas and Summit may, at any time, by notice to the Contractor and to each other, substitute another person to be its representative or to be its alternate representative on the operating Committee. If neither the representative nor the alternate representative of either Atlas or Summit is able to attend a meeting of the Operating Committee, such party may vote on agenda matters by letter, telex or facsimile directed to the Contractor. Each representative may be accompanied by such advisers as he may require at any Operating Committee meeting, but advisers shall not be entitled to vote.

(c) NOTICE OF MEETINGS AND AGENDA

Atlas or Summit may, at any time, and if requested by Contractor shall call a meeting of the Operating Committee upon at least thirty (30) days notice, by any means specified in Clause l8(c), with an agenda of the matters proposed to be dealt with. Any Party may add matters to such agenda by giving notice thereof as aforesaid to the Contractor and the other Parties at least ten
(10) days before the meeting to which the agenda pertains. No decision shall be taken at any meeting on any matter not listed on the agenda for that meeting unless the Parties agree unanimously to consider such matter.

The Operating Committee shall meet at least twice during each calendar year.

(d) CONDUCT OF MEETINGS

The Operating Committee shall meet on the date specified in the aforesaid notice and such meeting shall be chaired by a representative of Atlas. The venue for all meetings shall be in the Federal Republic of Nigeria unless otherwise agreed by the Parties. A record of all Contractor recommendations submitted for approval which have been made during a meeting and the result of all votes on Contractor recommendations shall be prepared by the representative of Summit who shall act as Secretary of the Operating Committee and shall be distributed by Summit to all representatives prior to the conclusion of the relevant meeting. The representatives shall sign the same indicating their receipt and understanding that such matters were so approved. Minutes of the meeting recording the decisions of the Operating Committee shall be sent within fifteen (15) days after the meeting by Summit to Atlas for approval and signature and to the Contractor for information and, in the absence of any response from Atlas within fifteen (15) days from the date of receipt, Atlas shall be deemed to have approved the said minutes. One representative of Contractor, accompanied by appropriate advisers, shall be entitled to attend meetings of the Operating Committee.

(e) ALTERNATIVES TO MEETINGS

By notice to Atlas and Summit, a written proposal may be submitted to Atlas and Summit for consideration without holding an Operating Committee meeting unless either Atlas or Summit, within five (5) days after receipt of the notice, instead of voting on the proposal, requests, by notice to the Contractor and the other of Atlas or Summit, a meeting of the Operating Committee to discuss the proposal. If no such timely request is made, each of Atlas and Summit shall give to each of the Contractor and the other party, within fifteen (15) days of receipt of the notice of the matter for consideration, notice in writing of its decision. In addition, representatives may participate in a meeting of the Operating Committee by means of a telephone conference or similar communications equipment by means of which all persons participating in such a conference shall constitute presence in person at such meeting and waiver of notice of such meeting. All references in this Agreement to approval by the Operating Committee shall be read to mean either approval taken in a meeting or the approval of Atlas and Summit obtained without holding an Operating Committee meeting in accordance with the terms hereof.


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(f) MATTERS REQUIRING IMMEDIATE ACTION

When an approval by rapid communication (for example, facsimile, telex or cable) is requested on any proposal requiring immediate action, including, but not limited to, the deepening, completing, sidetracking, plugging back, reworking, testing or abandoning of a well on which drilling equipment is then located, the decision of Atlas and Summit shall be made by such rapid communication within forty-eight (48) hours after receipt of a request for instructions from Contractor in accordance with Clause 18(c) hereof. Other proposals which require prompt action shall contain a reasonable deadline by which the decisions of either Atlas and Summit shall be communicated. The decisions of Atlas and Summit shall be provided to the Contractor on or before the deadline specified in the notice. Summit shall keep a written record of each such decision and shall promptly provide copies of such record to Atlas and Contractor.

(g) ATLAS AND SUMMIT APPROVAL

It is the intent of this Agreement that Contractor, subject to the terms and conditions hereof, shall have exclusive control over the conduct of those activities comprising the Services and, without limiting the generality of the foregoing, shall recommend to the Operating Committee for approval all matters contained in all Development Plans, Work Programs and Budgets, the existence of a Commercial Discovery and the methods for developing and producing each Commercial Discovery. In this regard, Contractor shall submit matters to the Operating Committee with Contractor's recommended course of action.

(h) APPROVAL/DEEMED APPROVAL

The Operating Committee's approval of Contractor's recommended course of action shall not be unreasonably withheld or delayed. Any of Atlas and Summit not approving Contractor's recommended course of action shall demonstrate that such disapproval is duly justified and shall state the reasons for such disapproval. Thereafter the Parties shall meet to resolve the matter.

If Contractor's recommended course of action has been submitted to the Operating Committee and no response has been given by the Operating Committee within:

(i) forty-eight hours (48) where an immediate response has been requested in accordance with Clause 6(f) hereof; or

(ii) thirty (30) days after submission to the Operating Committee in all cases;

then such recommended course of action shall be deemed approved by the Operating Committee.

(i) VOTING

Voting approvals in the Operating Committee shall be the province of Atlas and Summit who have agreed that approvals shall be governed by the JOA.

8. DEVELOPMENT PLANS, WORK PROGRAMS AND BUDGETS


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(a) EJULEBE DEVELOPMENT PLAN

As soon as practicable but in no event later than April 15, 1996, the Contractor shall prepare a Development Plan with respect to the existing Discoveries on the Ejulebe Field Area and submit such plan to Atlas and Summit for their approval. The Development Plan may include activities that are conditional or contingent on the outcome of other activities. In light of anticipated scheduling, the Parties agree and acknowledge that portions of the Development Plan, such as activities for the drilling of the third well on the Ejulebe Field Area, may be presented for approval prior to April 15, 1996. Thc specific contents of the Development Plan will have regard to economics, reservoir size, quality of Petroleum, transportation and processing alternatives and such other terms as the Parties may consider necessary and shall address:

(i) the drilling, testing and completion and/or abandonment of a third well on the Ejulebe Field Area anticipated to be drilled in December, 1995 but in any event on or before February 8, 1996 (or such later date as agreed by the DPR so as to satisfy the minimum drilling obligations of Atlas and Summit under the Concession);

(ii) the completion of the two (2) wells previously drilled on the Ejulebe Field Area; and

(iii) the drilling of such additional well(s) and the installation of production facilities to commercially produce the Petroleum from the Ejulebe Field Area.

The Development Plan shall also address the possibility of processing Petroleum through third party facilities and stand alone Facilities provided by Contractor and shall include Contractor's recommendation of the best economic alternative.

Within thirty (30) days of their receipt of the Development Plan proposed by Contractor, Atlas and Summit shall notify Contractor of their approval or disapproval of the Development Plan. If either Atlas or Summit does not approve the proposed Development Plan, it shall demonstrate that such disapproval is duly justified and shall state its reasons for such disapproval. Thereafter the parties shall meet to agree on the Development Plan.

Once approved by Atlas and Summit, the activities contemplated in the Development Plan shall be the subject of Work Programs, Budgets and AFE's prepared by Contractor and submitted to the Operating Committee for its prior approval, such approval not to be unreasonably withheld or delayed.

(b) OTHER DEVELOPMENT PLANS

Upon a Discovery, Contractor shall, within one hundred and twenty (120) days from rig release of the rig used to drill such Discovery , submit a Development Plan to Atlas and Summit for their approval, such approval not to be unreasonably withheld or delayed. The Development Plan may include activities that are conditional or contingent on other activities. The Development Plan shall include work programs, budgets and AFE's so as to provide for the reasonable evaluation of the petroleum potential of the Exploration Blocks and, in the event of development, the prudent exploitation of petroleum considering such factors as reservoir size, petroleum quality, development costs; and such other matters as Atlas and Summit consider necessary.

Within thirty (30) days of their receipt of such Development Plan proposed by Contractor, Atlas and Summit shall notify Contractor of their approval or disapproval. If either Atlas or Summit do not approve a proposed Development Plan it shall demonstrate that such disapproval is duly justified and shall state its reasons therefore. Thereafter the parties shall meet to agree on the Development Plan. Once approved by Atlas and Summit, the activities contemplated in the Development Plan shall be the subject of Work Programs, Budgets and AFE's prepared by Contractor and submitted to the Operating Committee for its prior approval, such approval not to be unreasonably withheld.

(c) WORK PROGRAMS AND BUDGETS UNDER THE CONCESSION


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Within thirty (30) days of the approval of the Development Plan described in
Clause 8(a), Contractor shall prepare and submit to the Operating Committee a proposed Work Program and Budget for those services to be conducted in the 1996 calendar year. Thereafter, Contractor shall prepare and submit to the Operating Committee, on or before the 1st of October of each year, and from time to time as Contractor deems necessary, a proposed Work Program and Budget for those Services to be conducted in the following year, which shall be accompanied by Contractor's report on the status of thc Services performed under previous Work Programs and Budgets.

(d) COMMERCIAL DISCOVERY

Upon Contractor's determination that a Discovery is a Commercial Discovery, the Contractor shall request a meeting of the Operating Committee to consider and approve the existence of a Commercial Discovery, Upon such approval, Atlas, with the assistance of the Contractor, shall submit the necessary documentation and supporting information to the DPR as required under the Concession or the applicable laws or regulations of the Federal Republic of Nigeria for an Oil Mining Lease.

(e) CONTENTS OF PROPOSED WORK PROGRAMS AND BUDGETS

Each proposed Work Program shall set out in reasonable detail the Services proposed to be carried out, principal Facilities to be purchased and to be erected or acquired for the period which such Work Program applies, and shall be accompanied by a preliminary Budget showing an estimate of the expenditures and funds to be expended, expressed in Dollars for the respective year broken down by quarters. Each proposed Work Program and Budget shall be in sufficient detail and accompanied by such supporting documentation as may be reasonably requested by Operating Committee in order that they may ascertain all details thereof and appreciate their significance. Without limiting the generality of the foregoing, a proposed Work Program and Budget shall include:

(i) an estimate in Dollars of the total cost of each relevant program and a sub-division of each total into each main classification and sub-classification of cost. The estimate for each such classification of cost should be based on an accrual basis for each quarter of the relevant period, year or years and the accruals for each classification in each year should be separately identified;

(ii)  the amount of any escalation or contingency allowance;

(iii) a statement indicating which Budget items, if any, are contingent on the outcome of other Budget items;

(iv) an estimate of the cost and number of all employees and contract personnel analyzed by function;

(v) a description of the specific Services to be provided by Contractor's Affiliates including the terms and conditions thereof; and,

(vi)  estimated Operating Costs for the relevant period.

(f) AUTHORIZATION FOR EXPENDITURE (AFE) PROCEDURE

(i) All Capital Costs in excess of Two Hundred and Fifty Thousand Dollars ($250,000) shall be the subject of an AFE. Each AFE shall be in sufficient detail and accompanied by such supporting documentation as may be reasonably requested by Atlas and Summit in order that they may ascertain the basis for all charges therein

(ii) Contractor shall obtain the approval of the Operating Committee to each AFE.


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(iii) Either Atlas or Summit, when voting to disapprove an AFE issued in furtherance of an approved Work Program and Budget shall demonstrate that such disapproval is duly justified and shall state the reasons for such disapproval. Failing resolution, the matter shall be resolved in accordance with the provisions of Clause l8(b).

(iv) At such time as the Contractor determines that the financial authorization contained in an approved AFE may be exceeded, Contractor shall submit a supplemental AFE for the estimated over-expenditure to the Operating Committee for its approval and shall provide the Operating Committee with full details of such over-expenditures.

(v) Approval of an AFE shall not operate so as to relieve the Contractor from the bidding and approval requirements specified in Clause 3(b)(vii).

(g) OVER-EXPENDITURES

Contractor shall make every reasonable effort to conduct each approved Work Program within the limits of such Work Program and related approved Budget and AFE's and shall not undertake any Services not included in any approved Work Program nor make any expenditures during a Budget period in excess of the amounts approved in such related Budget or AFE, (including any supplemental Budget or AFE), except in case of emergency, where Contractor may make such immediate expenditures as it deems necessary for the protection of life or property or prevention of pollution, notwithstanding that the expenditure limits contained in such applicable Budget or AFE may be exceeded. Such expenditures shall be promptly reported to Atlas and Summit by the Contractor.

9. TITLE TO PROPERTY

Subject to the provisions of Clause 14(e) and Clause 14(f), the Contractor shall retain exclusive title to all Facilities, including all materials, equipment, machinery, articles and supplies, clothing, foodstuff, housing and recreational supplies, used by the Contractor to perform the Services hereunder.

10. SECONDMENT

(a) SPECIFIC SECONDEES

Atlas, Summit and the Contractor shall consult so as to determine the identities of specific individuals to be seconded by Atlas and Summit to the Contractor to assist in the conduct of the Services hereunder. Any individual may be replaced at Contractor's election in the event of illness, professional misconduct, serious misconduct, substandard performance or non-compliance with discipline or safety regulations. All such individuals shall remain employees of Atlas and Summit. Contractor shall provide insurance for such seconded individuals and expose them to appropriate training programs.

(b) NUMBER OF SECONDEES

The maximum number of secondees of Atlas and Summit shall be 10. The number of secondees to be provided hereunder shall be reviewed by the Parties semi-annually. For training purposes as well as meeting its obligations as operator of the Concession, the number of Atlas personnel to be seconded shall be greater than that of Summit.

11. PROPRIETARY INFORMATION


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(a) OBLIGATION OF CONFIDENTIALITY

Subject to the requirements of the Concession, this Agreement, all plans, programs, maps, records, reports and scientific and technical data developed in connection with the conduct of Services hereunder, (the "Confidential Information") shall be treated in the strictest confidence by all Parties, and their contents or effects shall not be disclosed by any of the Parties to any third parties without the approval of all Parties, except:

(i) to the extent that any such Confidential Information is required to be furnished in any arbitration or other legal proceeding under the Concession, or this Agreement or is to be furnished because of any applicable law, rule or regulation;

(ii) to the extent that any such Confidential Information is required to be disclosed by a Party to any contractor, consultant, financial or banking institution or other third party in connection with the conduct of the Services hereunder, provided such third party executes an undertaking to keep such information confidential;

(iii) to an Affiliate, provided such Affiliate shall be committed in writing to treat such Confidential Information as confidential and return it to the disclosing Party in the event such Affiliate ceases to be an Affiliate of such Party;

(iv) to the extent that any such Confidential Information is necessarily disclosed to a third party for the purpose of negotiating an assignment of an interest hereunder, provided that such third party executes a written undertaking to keep such information confidential;

(v) to the extent required to make an announcement or statement to comply with legal obligation in The Federal Republic of Nigeria, Barbados, Bahamas, Canada, the United States of America or elsewhere, or with the applicable requirements of a Government agency or other regulatory body, or an established stock exchange on which such Party or its Affiliate has its shares or securities listed or proposed to be listed in which event a copy of the same will be provided to the other Parties where practicable prior to publication;

(vi) to the extent that any such confidential information is required to be disclosed by a party to the DPR; and

(b) EXCLUSIONS

For the purposes hereof, "Confidential Information" shall not include information:

(i) which is lawfully in the public domain at the time of its receipt by such Party;

(ii) which can be shown to have been in the possession of the Party in question prior to receipt of such information by such Party pursuant to the provisions of this agreement or any prior agreements or understandings related to the subject matter hereof, including the latter Agreement dated June 20, 1995 among Contractor, Summit and Profco Resources Limited, as amended, and the Memorandum of Understanding dated November 19, 1995 among the Contractor, Atlas, Summit and Profco Resources Limited, as amended;

(iii) which after receipt of such information by such Party pursuant to the provisions of this Agreement, becomes part of the public domain through no act of such Party (but only after such data or information becomes part of the public domain); or

(iv) which subsequent to receipt of such information by, .such Party pursuant to the provisions of this Agreement is lawfully obtained by such Party from a third party without restriction on disclosure (but only after such information is so received) provided such third party is under no obligation of confidentiality with respect to such data or information.


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Specific items of information shall not be considered to be in the public domain simply because such items of specific information are encompassed or are included within more general information in the public domain. In addition, any combination of specific items of information which comprises part of the Confidential Information shall not be included in the foregoing exceptions merely because individual parts of such information were within the public domain or were within the prior possession of a party unless the combination itself was in the public domain or within the prior possession of the Party.

(c) CUSTODY OF DATA

(i) All data and information obtained by contractor as a result of the conduct or the Services shall be delivered to Atlas and Summit upon termination of this Agreement.

(ii) Upon termination of this Agreement as it applies to the Ejulebe Field Area or an Exploration Block, the data and information applicable to such area or block shall be delivered to Atlas and Summit.

12. RISK AND INSURANCE

(a) Except as may be otherwise specifically provided in this Agreement, Atlas, Summit and Contractor agree that each party shall, with respect to:

         (i) its own officers, directors, servants, agents, employees, invitees and subcontractors;

         (ii) the property of its own officers, directors, servants, agents and employees;

         (iii)    its own property;

     be liable for all liabilities, losses, costs, damages, expenses and legal fees which it may suffer, sustain, pay or incur directly or indirectly arising from or in connection with this Agreement on account of bodily injury to or death of such persons, or damages to such persons, or loss of or damage to such property; and in addition, protect, indemnify and hold harmless, the other Parties against all actions, proceedings, claims, demands, liabilities, losses, costs, damages, expenses and legal fees whatsoever which may be brought against or suffered by such Party or which such Party may sustain, pay, or incur directly or indirectly arising from, or in connection with this Agreement on account of bodily injury to or death of such person, or loss of or damage to such property.

This liability and indemnity shall apply without limit and without regard to cause or causes, including, without limitation, the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the willful act, or omission, of any of the parties or any other person or otherwise.

(b) THIRD PARTY LIABILITY

Except as may be otherwise specifically provided in this Agreement, Contractor shall protect, indemnify and hold harmless Atlas and Summit and their respective directors, officers, employees, agents and representatives and, at the request of Atlas and Summit, investigate and defend such entities from and against all liabilities, claims, demands, and causes of action of every kind and character without limitation, arising in favour of or made by third parties, on account of bodily injury, death or damage to or loss of their property resulting from any negligent act or willful misconduct of Contractor or Contractor's officers, directors, servants, agents., employees, invitees and subcontractors.

Except as may be otherwise specifically provided in this Agreement, Atlas and Summit, jointly and severally, shall protect, indemnify and hold harmless Contractor, and its directors, officers, employees, agents and representatives and, at Contractor's request, investigate and defend such entities from and against all liabilities, claims, demands and causes of action, of every kind and character, without limitation, arising in favour of or made by third parties on account of bodily injury, death or damage to or loss of their property resulting from any negligent act or willful misconduct of Atlas and Summit or any officers, directors, servants, agents, employees, invitees and subcontractors of Atlas and Summit.


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For the purposes hereof, "third party" means any party other than Atlas and
Summit, Atlas and Summit's Personnel, Contractor, Contractor's Personnel and their respective officers, directors, servants, agents, employees, invitees and subcontractors.

(c) CLAIMS MADE AGAINST ATLAS AND SUMMIT

Atlas and Summit shall notify the Contractor of any suit, claim or demand made against Atlas and Summit to which the Contractor's agreement to indemnify in Clause 12(a) or (b) applies and the Contractor shall have the right to participate in any defense and to approve any settlement.

(d) CLAIMS MADE AGAINST THE CONTRACTOR

The Contractor shall notify Atlas and Summit of any suit, claim, or demand made against the Contractor to which the agreement of Atlas and Summit to indemnify in Clause 12(a) or (b) applies and Atlas and Summit shall have the right to participate in any defense thereof and to approve any settlement.

(e) PARTICIPATION IN LAW SUITS

Each Party shall cooperate with the other Parties in the defense of any law suit. In this regard, it is agreed and acknowledged that:

(i) Contractor shall:

         (A) give notice to Atlas and Summit of any claims asserted as a result of its performance of the Services;

         (B) cooperate and provide all reasonable assistance to Atlas and Summit in the prosecution or defense of any claim for which Atlas and Summit may be liable for or which Atlas and Summit desire to pursue or contest;

         (C) not admit any material fact or liability for or make any payment of a settlement of any claim for which Atlas and Summit may be liable without the prior written consent of Atlas and Summit; and

(ii) Atlas and Summit shall:

         (A) give notice to Contractor of any claims asserted as a result of Contractor's performance of the Services;

         (B) co-operate and provide all reasonable assistance to Contractor in the prosecution or defense of any claim for which Contract may be liable which Contractor desires to pursue or contest;

         (C) not admit any material fact or liability for or make any payment of a settlement of any claims for which Contractor may be liable without the prior written consent of Contractor.

(f) INSURANCE

(i) The Contractor shall maintain in full force and effect with reputable insurance companies, the following insurance at all times during the term of this Agreement;

(a) WORKERS' COMPENSATION INSURANCE covering the Personnel engaged in the carrying out of the work and operations under this Agreement in accordance with applicable statutory requirements and Employers Liability Insurance covering such Personnel not covered by Workers' Compensation Insurance in an amount of not less than one million dollars ($1,000,000).


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(b) COMPREHENSIVE AUTOMOBILE AND MOTOR VEHICLE LIABILITY AND AIRCRAFT
LIABILITY INSURANCE covering all automobiles, motor vehicles and aircraft, owned or non-owned, engaged in the carrying out of the work and operations under this Agreement, in accordance with Nigeria's statutory requirements for bodily injury, death and property damage not to exceed limits of One million Dollars ($1,000,000) inclusive of auto and motor vehicle liability and Five Million Dollars ($5,000,000) inclusive of aircraft liability.

(c) COMPREHENSIVE GENERAL LIABILITY INSURANCE with a bodily injury, death and property damage limit of not less than One Million Dollars ($1,000,000) inclusive.

(d) CONTROL OF WELL INSURANCE with a limit of Twenty-five Million Dollars ($25,000,000) and having a One Million Dollar ($1,000,000) deductible,

(e) SUDDEN AND ACCIDENTEL POLLUTION INSURANCE With a limit of Two Million ($2,000,000) Dollars.

(f) MEDICAL EVACUATION INSURANCE covering all emergencies for which adequate medical facilities are not available in the Federal Republic of Nigeria.

Atlas and Summit shall be additional insured under each of the policies referred to above and shall be provided with certificates evidencing that such policies are in full-force and effect throughout the term of this agreement. The policies shall contain a waiver of subrogation in favour of Atlas and Summit. No insurance may be canceled or materially changed without the prior written approval of Atlas and Summit, such approval not to be unreasonably withheld or delayed.

The requirements by Atlas and Summit that Contractor (and each of its permitted subcontractors) furnish certificates of insurance as evidence of the insurance coverage required hereunder and the amount of insurance required to be obtained shall not be interpreted as, in any way, limiting the liability of Contractor hereunder.

(g) ADDITIONAL INSURANCE

Upon request by Atlas and Summit, the Contractor shall promptly obtain and maintain in full force and effect, at the expense of Atlas and Summit any additional insurance specified by Atlas and Summit from time to time.

(h) SUBCONTRACTORS

In the event that the Contractor subcontracts part of its obligations hereunder to a third party, the Contractor shall cause such subcontractor to maintain in full force and effect the insurance coverages set out in Clauses 12(f) and 12(g).

(i) FAILURE TO OBTAIN INSURANCE

Should Contractor at any time neglect or refuse to provide insurance, or the evidence thereof, as required herein, or should any insurance be canceled or materially altered without the prior written consent of Atlas and Summit, they may, at their option directly procure such insurance. Any action by Atlas and Summit pursuant to this Clause l2(i) shall not constitute a waiver of any other rights Atlas and Summit may have under other provisions of this Agreement.

Failure to secure the insurance coverage, or the failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement, shall in no way act to relieve Contractor from the obligations of this Agreement, any provisions hereof to the contrary notwithstanding. In the event that liability for loss or damage be denied by the underwriter(s), in all or in part, because of breach of said insurance by Contractor, or if Contractor fails to maintain any of the insurance herein required, Contractor shall hold harmless and indemnify Atlas and Summit, and their affiliates, agents, employees, directors, officers, and servants against all liabilities, claims, demands, costs and expenses, including attorney's fees, which would otherwise be covered by the insurance to be obtained and maintained hereunder.


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(j) CONTINUING OBLIGATION

The obligations contained in this Article 12 (excluding Clauses 12(f), (g) and (h) shall survive the termination of this Agreement.

(k) EXCLUSION OF LIABILITY

Notwithstanding anything to the contrary contained herein, no Party, including Affiliates, directors, officers, employees and invitees shall be liable to any other party for any punitive, incidental, consequential or special damages arising hereunder.

(l) Whenever a Nigerian insurance company is required for services under this agreement the Contractor shall consult with Atlas in determining which Nigerian insurance company will be engaged.

13. SERVICE FEE

(a)  Service Fee

The Parties agree that Contractor shall recover the Service Fee payable hereunder out of, and only out of, the sale proceeds or proceeds from any other disposition of Petroleum produced, saved and marketed from the Contract Area. Atlas, Summit and West Africa Crude Marketing Ltd. shall open an account (the "Joint Account") into which all sales proceeds or other disposition of Petroleum shall be paid. From the proceeds of sale or other disposition of Petroleum, Atlas and Summit shall direct West Africa Crude Marketing Ltd., the broker of such Petroleum under the Brokerage Agreement attached hereto as Schedule "F", to:

(i) pay and transfer an amount equal to the Nigerian Royalty into an Imprest Account for and on behalf of Atlas and Summit; then

(ii) based on an invoice approved by Atlas and Summit, pay and transfer an amount equal to the actual costs incurred in marketing the Petroleum to West African Crude Marketing Ltd.; then

(iii) based on an invoice presented by West Africa Crude Marketing Ltd. and approved by Atlas and Summit, pay and transfer the marketing fee payable under Clause 7.2 of the Brokerage Agreement; then

(iv) based on an invoice presented by the Contractor and approved by Atlas and Summit, pay and transfer the Service Fee to the Contractor; then

(v) pay and transfer the balance of the revenues to Atlas and Summit pursuant to a written directive signed jointly by Atlas and Summit.

(b) NO CHANGE IN THE SERVICE FEE

The manner in which the Service Fee is to be calculated as set out in Schedule "C" shall not change during the term of this Agreement.

(c) INVOICES

(i) The Contractor shall invoice Atlas and Summit on a monthly basis.

(ii) The invoice shall be in sufficient detail (dates, hours, material charges etc.) and accompanied by such supporting documentation as may be reasonably requested by Atlas and Summit in order the they may ascertain the basis for such charges.

(iii) Invoices shall be sent or delivered to:


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ATLAS PETROLEUM INTERNATIONAL LIMITED
IB. IBIYINKA OLORUNNIMBE CLOSE.
ON AMODU OJIKUTU STREET
VICTORIA ISLAND, LAGOS, NIGERIA
ATTENTION: MANAGING DIRECTOR

-and-

SUMMIT OIL AND GAS WORLDWIDE LTD.
IB. IBIYINKA OLORUNNIMBE CLOSE
ON AMODU OJIKUTU STREET
VICTORIA ISLAND, LAGOS, NIGERIA
ATTENTION: MANAGING DIRECTOR

(d) DISPUTE REGARDING INVOICE

(i) In the event that there is a dispute regarding some portion of an invoice, then the parties shall meet to determine a satisfactory solution, failing which the dispute shall be submitted to arbitration in accordance with the provisions of Clause 18(b) hereof.

(ii) Atlas and Summit shall promptly inform Contractor of any questions or disputes and Contractor shall reasonably endeavour to satisfy such concerns.

(iii) The disputed portion, where revised shall be rebilled after resolution of the dispute under a supplementary invoice.

(iv) Payment of any invoice shall not prejudice the rights of Atlas and Summit to question the proprietary of any charge therein by delivery to Contractor of a written notice of objection specifying the reasons therefore.

(e) ACCOUNTING PROCEDURE

All costs, expenses, credits, payments, disbursements or related matters applicable to the Service and the method of handling the accounting with respect thereto shall be in accordance with the provisions of the Accounting Procedure attached hereto as Schedule "G".

(f) PREPAYMENT

Atlas and Summit shall be entitled to make periodic prepayments of the Service Fee to Contractor. All prepayments shall at the direction of Atlas and Summit. be applied to reduce the amount of:

(i) Capital Costs utilized by Contractor in the calculations of Depreciation and the Corporate Charge referred to in Schedule "C" hereto: or

(ii) Any balance of unrecovered Service Fee then outstanding,

Failing a direction by Atlas and Summit in any prepayment, the amount shall be applied in accordance with (i) above.

14. TERMINATION

(a) TERMINATION UPON DEFAULT


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(i) Atlas and Summit shall have the right to terminate this Agreement in the event of:

(A) the failure of the Contractor to comply with, or the breach by the Contractor of, any of the obligations or covenants in this Agreement to be performed by the Contractor, after ninety (90) days prior notice thereof and the failure by Contractor to rectify such non-compliance or breach within such ninety (90) day period;

(B) the Gross Negligence and/or Willful Misconduct of the Contractor; or

(C) the insolvency or bankruptcy of the Contractor;

(ii) In the event of termination of this Agreement pursuant to this Clause 14(a), the Parties shall continue to be liable for all obligations under this Agreement accruing up to that time, and termination of this Agreement shall be without prejudice to any other right or claim which a Party may have against the other Party hereunder;

(iii) Upon Atlas and Summit electing to terminate this Agreement pursuant to this Clause 14(a), Atlas or Summit shall promptly notify the Contractor of its election and the basis therefore.

(b) TERMINATION BY CONTRACTOR

Contractor, at any time during the term of this Agreement, shall be entitled to terminate the conduct of Services hereunder upon at least ninety (90) days notice to Atlas and Summit and upon completing all committed, unconditional Services, the subject matter of any Work Program and Budget then in effect including the Exploration Program.

(c) PARTIAL TERMINATION BY CONTRACTOR/SURRENDER OF PORTIONS OF CONTRACT AREA

Contractor may, upon at least ninety (90) days prior written notice to Atlas and Summit, terminate this Agreement as it applies to the Ejulebe Field Area or either of the Exploration Blocks provided that Contractor shall have completed all committed, unconditional Services, the subject matter of the applicable Work Program and Budget then in effect including the Exploration Program. Such termination shall have no effect on Contractor's right and obligation to conduct the Services on the balance of the Contract Area.

(d) DEEMED PARTIAL TERMINATION/SURRENDER

Contractor shall be deemed to have elected to terminate this Agreement as it applies to an Exploration Block if it has not submitted a Work Program and Budget for the conduct of Services upon such Exploration Block to Atlas and Summit within one hundred and eighty (180) days of the date of rig release for the rig utilized to drill the second New Field Wildcat Well of the Exploration Program.

(e) TRANSFER ON PARTIAL TERMINATION

In the event of partial termination under either Clause 14(c) or Clause 14
(d) the following provisions shall apply:

(i) The definition of "Contract Area" shall be deemed modified to exclude the area to which this Agreement no longer applies (the "Excluded Area");

(ii) Atlas and Summit shall have the option to purchase the Facilities located on the Excluded Area that cannot be used by the Contractor in the conduct of the Services on the remaining Contract Area in accordance with the following:


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         (A) With its notice of termination contemplated in Clause 14(c) or upon deemed termination in accordance with Clause 14(d), the Contractor shall advise Atlas and Summit which Facilities are available for purchase and the purchase price with respect to each item;

         (B) Within thirty (30) days of receipt of such information, Atlas and Summit shall advise the Contractor which Facilities they wish to purchase;

         (C) The purchase price payable by Atlas and Summit for such Facilities should be:

                  (1) Zero ($0) if the specific Facility is characterized as part of Operating Costs and the cost for same has been recovered by the Contractor as part of the Service Fee;

                  (2) The actual cost of the specific Facility if it is characterized as part of Operating Costs and the cost for same has not been recovered by the Contractor as part of the Service Fee;


                  (3) The actual cost of the specific Facility if it is characterized as a Capital Cost less the depreciation component calculated using the ten (10%) percent per year declining balance method calculated on a monthly basis contemplated in accordance with Clause 3(c)(iv) of Schedule "C" hereof and which has been recovered by the Contractor as part of the Service Fee.

                  Calculation of the Service Fee shall be adjusted to account for any of the purchases referred to in this Clause 14(e)(ii).

(iii) The purchase price shall be payable in U.S. Dollars within NINETY (90) days of receipt or Contractor's invoice. For the purposes hereof, the provisions of Clause 13(c) to (e), inclusive, shall apply with respect to the invoicing procedure, mutatis mutandis.

(f) TRANSFER ON COMPLETE TERMINATION

In the event of complete termination by either Atlas or Summit pursuant to Clause 14(a) hereof or by the Contractor pursuant to Clause 14(b) hereof or as a result of the expiration of the term hereof set forth in Article 15, Atlas and Summit shall have the option to purchase the Facilities in accordance with the following:

(i) Within thirty (30) days of such termination, Atlas and Summit shall advise Contractor which Facilities they wish to purchase;

(ii) The purchase price payable by Atlas and Summit for such Facilities shall be:

         (A) Zero ($0) if the specific Facility is characterized as part of Operating Costs and the cost for same has been recovered by the Contractor as part of the Service Fee:

         (B) The actual cost of the specific Facility if it is characterized as part of Operating Costs and the cost for same has not been recovered by the Contractor, as part of the Service Fee;

         (C) The actual cost of the specific Facility if it is characterized as a Capital Cost less the depreciation component calculated using the ten (10%) percent per year declining balance method calculated on a monthly basis contemplated in accordance with Clause 3(c)(iv) of Schedule "C" hereof and which has been recovered by the Contractor as part of the Service Fee,

(iii) The purchase price shall be payable in U.S. Dollars within ninety (90) days of receipt of Contractor's invoice. For the purposes hereof, the provisions of Clause 13(c) to (e), inclusive shall apply with respect to the invoicing procedure, mutatis mutandis.


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15. TERM

(a) COMMENCEMENT OF TERM

The term of this Agreement shall commence on the Effective Date.

(b) CONTINUATION OF TERM

Subject to earlier termination as provided herein, the term of this Agreement shall continue for a term commensurate with the term of the Concession and all Oil Leases derived therefrom (including any extensions thereof) and for so long thereafter as is necessary to settle accounts among the parties.

(c) EFFECT OF TERMINATION

The termination of this Agreement shall not relieve the Parties from any obligations accruing to them under this Agreement prior to the termination date.

16. FORCE MAJEURE

(a) DEFINITION

The term, "Force Majeure" shall mean acts of God, epidemic, flood, explosion, fire, lightning, earthquake, wind, storm, blowout, crater, blockade or embargo, lack of or failure of transportation facilities, omission of a supplier, war, riot, civil disturbance, strike, Government order, decision or administrative ruling, Government action or inaction or any other circumstances which is unforeseeable and outside the control and without the fault or negligence of the Party asserting the benefit of this Article.

(b) FORCE MAJEURE

If any Party is prevented or delayed from performing its obligations hereunder as a result of Force Majeure, such prevention or delay shall not be considered a breach of this Agreement and that Party shall be relieved from its obligations for the duration of such Force Majeure, provided however that:

(i) there is a direct relation between such prevention or delay and the Force Majeure; and

(ii) notice of such Force Majeure is provided to the other Party specifying in reasonably full particulars of the nature of the Force Majeure and the action being performed to remedy same.

A party invoking the provisions of this Article 16, shall use all reasonable diligence to resolve the Force Majeure situation as expeditiously as possible; provided that a party shall not be obligated to settle strikes, lockouts or other labor difficulties contrary to its interests.

(c) OBLIGATION TO CONSULT

In the event of Force Majeure, the Parties shall promptly consult one another as to the measures to be taken regarding the continuation of the Services.

(d) OPTION TO TERMINATE

Subject to the Contractor satisfying its committed, unconditional obligations, the subject matter of the Work Program and Budget then in effect, including the Exploration Program, in the event that the conduct of Services hereunder is reasonably expected to be suspended due to Force Majeure for more than Ninety (90) days, Contractor shall have the option to terminate this Agreement in its entirety upon notice to Atlas and Summit.


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17. ADDITIONAL PROGRAMS

(a) ADDITIONAL PROGRAMS

Upon Contractor's satisfaction of the obligations comprised within the Exploration Program Contractor and Atlas and Summit shall each have the right exercisable from time to time, to propose additional drilling seismic operations (the" Additional Programs") upon the Concession; PROVIDED HOWEVER THAT no Additional Programs may be proposed or conducted on the Contract Area.

(b) CONTRACTOR'S OPTIONS

In the event Contractor delivers a proposal for an Additional Program to Atlas and Summit. Atlas and Summit shall have ninety (90) days from receipt of such proposal to elect to:

(i) Conduct the Additional Program at their sole risk and for their own account and without cost or expense to Contractor; or

(ii) Appoint Contractor as the exclusive service contractor to conduct the Additional Program in accordance with the terms and conditions of a separate service contract having the same terms and conditions as this Agreement, MUTATIS MUTANDIS (the "AP Service Contract") and appoint West Africa Crude Marketing Ltd. to sell or otherwise dispose of Petroleum produced under the AP Service Contract in accordance with the terms and conditions as the separate brokerage agreement having the same terms and conditions as the Brokerage Agreement attached hereto as Schedule "F", MUTATIS MUTANDIS (Thc "AP Brokerage Agreement").

(c) ATLAS AND SUMMIT RIGHTS

In the event Atlas and Summit elect to conduct any Additional Program, Atlas and Summit shall notify the Contractor in Writing of their election, and such notice shall specify:

(i) that Atlas and Summit have elected to conduct the Additional Program at their sole risk and for their own account and without cost or expense to Contractor;

or

(ii) in addition to the information to be included as set forth in Clause 17(d) that Atlas and Summit have determined to offer Contractor the right to act as exclusive service contractor to conduct the Additional Program in accordance with the terms and conditions of the AP Service Contract and to offer West Africa Crude Marketing Ltd., the right to sell or otherwise dispose of Petroleum produced under the AP Service Contract in accordance with the AP Brokerage Agreement.

In the event Atlas and Summit elect to conduct the Additional Program at their sole risk and for their own account in accordance with Clause 17(c)(i) above, Atlas and Summit shall not enter into an agreement for the conduct of such operations which entitles the third party contractor to payment in substantially the same manner as that contemplated in this Agreement.

In the event Atlas and Summit offer Contractor the right to act as exclusive service contractor in accordance with Clause l7(c)(ii) above, Contractor and West Africa Crude Marketing Ltd. shall have ninety (90) days to elect to accept such offer.

(d) DETAILS IN PROPOSALS

All proposals contemplated shall be in sufficient detail to allow the other Party to conduct a reasonable evaluation of same and shall include well location and depth, parameters of any seismic program, estimated cost, program schedule and all other reasonably pertinent data and information.

(e) SIZE OF AREA


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Contractor's appointment as exclusive service contractor in respect of each
Additional Program under the AP Service Contract and right of Atlas and Summit to conduct the Additional Program on their own account shall apply to the area containing the operation and having a size of approximately 15,000 acres. Delineation of the area shall be done in the same manner as set forth in Schedule "H".

(1) FEES NOT TRANSFERABLE

The service fee payable in respect of an AP Service Contract and an AP Brokerage Agreement shall be solely recoverable from production proceeds from the sale of Petroleum attributable to activities under such AP Service Contract.

18. MISCELLANEOUS

(a) INDEPENDENT CONTRACTOR

All of Contractor's operations hereunder are those of an independent contractor. Contractor is not, and none of its employees or agents are employees of Atlas and Summit. Contractor shall be solely responsible for the performance of the Services and for the manner and details of the carrying out of the Services and shall have the exclusive direction and control of the Personnel. All contractual obligations incurred by Contractor in connection with the Services shall be in the name of Contractor but with full recognition that, consistent with DPR regulations, operations on the lands covered by the Concession must be conducted under the overall supervision and control of Atlas as operator.

(b) ARBITRATION

(i) The Parties shall endeavour to settle by negotiation any dispute arising out of or in connection with the validity, performance, interpretation or termination of this Agreement.

(ii) Any dispute which has not been settled by negotiation within thirty (30) days after notice of the existence of such dispute has been given by one Party to the other Party shall be finally settled pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce, as amended and any rules and regulations made thereunder. Each dispute shall be determined by a panel of three (3) arbitrators. Each Party to any dispute shall appoint one (1) arbitrator and the two (2) arbitrators so appointed shall appoint the third. If a Party fails or refuses to appoint an arbitrator, or if the two (2) arbitrators cannot agree on the third arbitrator such arbitrator shall be appointed by the Chairman of the ICC Court of Arbitration. The award of the arbitrators shall be final and binding on all of the Parties and there shall be no appeal on questions of law or fact to the courts following such award and in particular with regard to any question of law.

(iii) The arbitration shall take place in Geneva, Switzerland and shall be conducted in the English Language.

(iv) All cost and expenses incurred with respect to an arbitration shall be allocated between the Parties in manner determined by the Panel of Arbitrators.

(c) NOTICES

(i) Any notice which may be given herein shall be given in writing either by personal delivery or by overnight delivery service to the following offices of a Party, or by fax, return receipts requested, addressed as follows:

TO CONTRACTOR:

CXY Nigeria Oilfield Service Ltd.


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Stevmar House
Rockley
ChristChurch, Barbados
ATTENTION: ANGELA WEBBER PHONE: (809) 435-9960 FAX:(809) 435-9955

with a copy to:

Canadian Petroleum International Limited
Mallard Court
Market Square
Staines Middlesex TW 18 4RH

Telephone: 01144 17184429555 Fax: 01144 171 84 429 570

ATTENTION: President

TO ATLAS:

Atlas Petroleum International Limited
IB, Ibiyinka Olorunnimbe Close
On Amodu Ojikutu Street
Victoria Island, Lagos, Nigeria
ATTENTION: PRINCE ARTHUR EZE
Telephone: 0 11-234-42-251-219
Fax: 011-234-42-253-000

with a copy to:

Atlas Petroleum International Limited
IB, Ibiyinka Olorunnimbe Close
On Anodu Ojikutu Street
Victoria Island, Lagos, Nigeria
ATTENTION: MANAGING DIRECTOR
Telephone: 011-234-1-2615689
Fax: 011-234-1-2615689

Summit Oil and Gas Worldwide, Ltd.
Providence House
East Hill Street
P.O.Box N-3944
Nassau, Bahamas
ATTENTION SCOTT LARSEN
Telephone: (809) 322-6154

with a copy to:

2200 Ross Avenue
Suite 4500E
Dallas, Texas 75202
Attention: President


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Telephone: (214) 220-4300
Fax: (214) 220-4349

or such other addresses as any party hereafter from time to time may designate in writing to the other Parties.

(ii) Any notice if sent by fax shall be deemed to have been received by the Party to whom it was addressed on the first (lst) business day after the day upon which the fax was transmitted. Any notice if personally delivered to the said office or if sent by overnight delivery service shall be deemed to have been received by the addressee on the date of delivery if the said date is a business day; otherwise, on the next business day following.

(d) FURTHER ACTS

The Parties shall from time to time and at all times do such further acts and things and execute all such further documents and instruments as may be reasonably required in order to carry out and implement the true intent and purpose of this Agreement.

(e) TIME OF ESSENCE

Time shall be of the essence of this Agreement.

(f) ENTIRE AGREEMENT

This Agreement, including the Brokerage Agreement and other Agreements executed contemporaneously herewith, when accepted and executed by the Parties hereto constitute the entire agreement between Contractor and Atlas and Summit concerning its subject matter, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written relating to such subject matter, including without limitations that certain letter agreement dated June 20, 1995 among Summit, Profco Resources Limited and Contractor, as amended, and that certain Memorandum of Understanding dated November 19, 1995 among Atlas, Summit, Profco Resources Limited and Contractor as amended, both of which shall terminate and be of no further force and effect as of the Effective Date. No contrary or additional conditions specified by Contractor nor any subsequent amendment or supplement shall have any effect without Atlas and Summit's written approval. No provision of any delivery ticket, invoice or other instrument used by Contractor in setting forth the Services conducted hereunder shall be included in this Agreement and any conflicting provisions of any delivery ticket, invoice or other instrument used by Contractor shall have no force or effect and shall not be binding upon Atlas and Summit for any purpose.

(g) ASSIGNMENT

No Party shall have the right to assign or delegate the rights or obligations hereunder without previous consent in writing from the other Parties, provided that;

(i) Upon prior notice to other Parties, a party may execute such assignment or delegation to an Affiliate without consent, provided that the Assignor shall be responsible for the proper and correct performance of its obligations hereunder and shall not be released from its obligations hereunder by reason of the assignment without the prior consent of all Parties

(ii) Subject to the provisions of clause 3(b)(vii) the Contractor may sub-contract any part of the Services or activities thereof hereunder, provided that the sub-contracts shall be subject to reasonable market conditions and shall be awarded to sub-contractors who are technically and financially reliable. The Contractor shall further be responsible for the performance of such sub-contractors as if the sub-contracted services were performed by the Contractor.

(h) CONTRACTOR'S NIGERIAN SUBSIDIARY


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Contractor shall establish a wholly owned subsidiary in the Federal Republic of Nigeria (referred to wherein as "CXN") to provide support services for the Contractor in the Federal Republic of Nigeria in compliance with DPR regulations governing oil service companies. CXN shall be formed exclusive to performing activities under this agreement.

Immediately following the Effective Date, Contractor agrees to cause its representatives on the Board of Directors of CXN to elect Prince Arthur Eze as Chairman of CXN and John J. Fleming and one Nigerian National designated by Prince Arthur Eze as Director. Contractor shall also be entitled to appoint its representative as the Managing Director of CXN. The duties and obligations of the Chairman and the Managing Director shall be established, from time to time, by the Board of Directors of CXN; provided that Prince Eze shall serve as Chairman and John J. Fleming and the Nigerian national shall serve as Directors of CXN for so long as this Agreement remains in effect.

Atlas shall be responsible for all compensation and benefits payable to Prince Arthur Eze and the other Nigerian nominee for the performance of their duties and obligations for CXN, Summit shall be responsible for all compensation and benefits payable to John J. Fleming for the performance of his duties and obligations for CXN and Contractor shall be responsible for all compensation and benefits for the balance of the Board of Directors of CXN, unless otherwise decided by the Board of Directors of CXN.

Subject to the above, Contractor shall appoint other members of the Board of Directors of CXN.

(j) CONDITION

The obligations of the Contractor in this Agreement are subject to the following conditions precedent:

     (i) confirmation from the DPR of adequate extension to the term of the Concession so as to allow for drilling of the third well within the term of the Concession and in accordance with section 31 of the Petroleum Drilling and Production Regulations 1969 of the Federal Republic of Nigeria; and

     (ii)     the approval of the Contractor's Board of Directors within twenty
              (20) days of the date of the execution of this Agreement by all parties.

Such conditions are acknowledged to be for the sole and exclusive benefit of the Contractor and may be waived by the Contractor at any time prior to February 1,1996 upon notice to Atlas and Summit.

IN WITNESS WHEREOF the Parties hereto executed this Agreement as of the date first above written.

CXY NIGERIA OILFIELD SERVICES LTD.


Per:
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 ATLAS PETROLEUM INTERNATIONAL LIMITED

Per:
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Per:
     ---------------------------------------------

SUMMIT OIL & GAS WORLDWIDE LTD.

Per:
     ---------------------------------------------

Per:
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Exhibits Petr. Serv. Subcontract
20F